                       SECURITIES AND EXCHANGE COMMISSION

                              WASHINGTON, DC 20549

                                    FORM 14A

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                          Securities Exchange Act 1934


                          Date of Report April 12, 2000
                          -----------------------------
                        (Date of earliest event reported)



                              HOMESERVICES.COM INC.
                              ---------------------
             (Exact name of registrant as specified in its charter)



   Delaware                000-27327                      41-1945806
-------------------------------------------------------------------------
(State or other         (Commission File                 (IRS Employer
 jurisdiction of             Number)                     Identification No.)
 incorporation or
 organization)



 6800 France Avenue South, Suite 600  Edina, Minnesota                  55435
--------------------------------------------------------------------------------
(Address of principal executive offices)                                Zip Code




Registrant's Telephone Number, including area code:  (612) 928-5900
                                                   ----------------




                                       N/A
--------------------------------------------------------------------------------
          (Former name or former address, if changed since last report)

                              HOMESERVICES.COM INC.
                       6800 FRANCE AVENUE SOUTH, SUITE 600
                             EDINA, MINNESOTA 55435


                                 April 12, 2000


Dear Stockholder:


     You are cordially invited to attend the Annual Meeting of Stockholders of HomeServices.Com Inc. to be held at the Marriott City Center, 30 South 7th Street, Minneapolis, Minnesota on May 17, 2000 at 9:00 A.M., local time.


     The following matters will be considered and acted upon at the Annual
Meeting: (i) election of two members to the Board of Directors of the Company;
(ii) ratification of the appointment by the Board of Directors of PricewaterhouseCoopers LLP as auditors of the Company for the 2000 fiscal year; and (iii) transaction of such other business as may properly come before the meeting.


     Information concerning the matters to be considered and voted upon at the Annual Meeting is set forth in the attached Notice of Annual Meeting and Proxy Statement. We encourage you to review the attached material carefully and to sign, date and return the enclosed proxy card in the enclosed postage-paid envelope. Each proxy is revocable and will not affect your right to vote in person if you attend the meeting.



                                            Sincerely,


                                            /s/ David L. Sokol
                                            -----------------------------------
                                            David L. Sokol
                                            Chairman of the Board

                              HOMESERVICES.COM INC.
                       6800 FRANCE AVENUE SOUTH, SUITE 600
                             EDINA, MINNESOTA 55435

To the Stockholders of HomeServices.Com Inc.:

     Notice is hereby given that the Annual Meeting of Stockholders of HomeServices.Com Inc. will be held at the Marriott City Center, 30 South 7th Street, Minneapolis, Minnesota on May 17, 2000 at 9:00 A.M., local time for the following purposes:

     1. To elect to the Board of Directors of the Company two Class I Directors (with terms expiring at the May 2003 annual meeting);

     2. To ratify the appointment by the Board of PricewaterhouseCoopers LLP as auditors of the Company for fiscal year 2000; and

     3. To act upon such other matters as may properly come before the meeting.

     All Stockholders of record at the close of business on March 24, 2000 are entitled to vote at the Annual Meeting.

     To ensure that your shares are represented, you are urged to please fill in, sign, date and return the enclosed proxy card promptly in the enclosed postage-paid envelope. You may revoke your proxy at any time before it is voted at the Annual Meeting. If you attend the meeting, you may vote your shares in person.

   Please date your proxy card and sign it exactly as your name appears on the proxy card.



                                        By Order of the Board of Directors


                                        /s/ David L. Sokol
                                        ---------------------------------------
                                        David L. Sokol
                                        Chairman of the Board

                              HOMESERVICES.COM INC.
                       6800 FRANCE AVENUE SOUTH, SUITE 600
                             EDINA, MINNESOTA 55435


                               ------------------
                                 PROXY STATEMENT
                               ------------------

                                 APRIL 12, 2000

                         ANNUAL MEETING OF STOCKHOLDERS


                                  TO BE HELD ON
                                  MAY 17, 2000


                             SOLICITATION AND VOTING

     This Proxy Statement (the "Proxy Statement") is furnished in connection with the solicitation of proxies on behalf of the Board of Directors (the "Board") of HomeServices.Com Inc. ("HomeServices.Com or the "Company") to be voted at the Annual Meeting of Stockholders to be held on May 17, 2000, or any adjournment thereof (the "Annual Meeting"). This Proxy Statement, the Notice of Annual Meeting and the accompanying Proxy are being mailed to Stockholders on or about April 12, 2000.

     The Voting Stock of the Company (the "Voting Stock") consists of the Common Stock of the Company, $0.01 par value (the "Common Stock"), which was outstanding on the record date. Holders of the Common Stock will vote as a single class at the Annual Meeting. Each share of Common Stock will be entitled to one vote on all matters presented at the Annual Meeting.

     The close of business on March 24, 2000 is the Record Date (the "Record Date") for determining the holders of the outstanding Voting Stock (the "Stockholders") entitled to vote at the Annual Meeting. On the Record Date, 8,922,942 shares of Common Stock were outstanding.

     The approval of a plurality of the Voting Stock present in person or by proxy, and entitled to vote at the Annual Meeting is required for the election of nominees as Directors of the Company. The approval of a majority of the Voting Stock present in person or by proxy, and entitled to vote, at the Annual Meeting is required for approval of Proposal 2 (ratification of selection of Independent Auditors). A quorum equal to a majority of the outstanding Voting Stock must be present in person or by proxy at the Annual Meeting in order to elect Directors and consider Proposal 2.

     All shares of Voting Stock represented by properly executed proxies which are returned and not revoked will be voted in accordance with the instructions, if any, given therein. If no instructions are provided in a proxy, it will be voted FOR the Board's nominees for Director, FOR the approval of Proposal 2 and in accordance with the proxy-holders' best judgment as to any other matters raised at the Annual Meeting. Abstentions and broker non-votes will be counted as shares present for purposes of establishing a quorum with respect to the proposals with respect to which they apply. Abstention votes will be counted as voted AGAINST the proposals with respect to which they apply. Broker non-votes will not be considered as either FOR or AGAINST votes with respect to the proposals to which they apply. The proxy is revocable and any Stockholder who executes a proxy may revoke it at any time before it is voted by delivering to the Secretary of the Company a written statement revoking the proxy, by executing and delivering to the Secretary of the Company a later dated proxy or by voting in person at the Annual Meeting.

     Expenses in connection with this solicitation of proxies will be paid by the Company. Upon request, the Company will reimburse brokers, dealers, banks or similar entities acting as nominees for reasonable expenses incurred in forwarding copies of these proxy materials to the beneficial owners of shares which such persons hold of record. The Company has engaged MacKenzie Partners, Inc. to solicit proxies for the

Annual Meeting for a fee of approximately $15,000, plus reimbursement of reasonable expenses. In addition, solicitation of proxies may be made through the mail, in person and by facsimile and telephone by certain directors, officers and regular employees of the Company.


                                   PROPOSAL 1

                              ELECTION OF DIRECTORS

     The Board currently consists of eight members serving three year terms.

     Class I Nominees. The Board has unanimously nominated Greg E. Abel and Jack W. Frost for election at the Annual Meeting as Class I Directors with terms expiring at the May 2003 annual meeting of Stockholders.

     Messrs. Abel and Frost have consented to serve if elected. If a nominee becomes unable to serve if elected, proxies will be voted for such other person, if any, as the Board may nominate, or the Board may be reduced in size accordingly. The Board knows of no reason why any nominee will be unable to serve if elected.

     The approval of a plurality of the Voting Stock present in person or by proxy, and entitled to vote, at the Annual Meeting is required for election of the nominees as directors. A quorum equal to the majority of the outstanding Voting Stock must be present in person or by proxy at the Annual Meeting in order to elect directors. If no instructions are provided in a proxy, it will be voted FOR the Board's nominees for directors.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE ABOVE-NAMED NOMINEES.


                               BOARD OF DIRECTORS

     In addition to the above-named current and nominated Directors, the Board includes the following six persons, each having a term expiring at the annual meeting in the year indicated:


                                                   YEAR OF
NAME                              CLASS       EXPIRATION OF TERM
----                              -----       ------------------
Ronald J. Peltier ..........     Class II           2001
R. Michael Knapp ...........     Class II           2001
W. David Scott .............     Class II           2001
David L. Sokol .............    Class III           2002
Steven A. McArthur .........    Class III           2002
Richard R. Jaros ...........    Class III           2002

     During 1999, the Board met two times and took action by unanimous written consent three times.

     The Board has an Audit Committee, a Compensation Committee, and an Executive Committee.


AUDIT COMMITTEE

     The Audit Committee (Messrs. McArthur, Jaros and Scott) is empowered to recommend to the Board independent public accounting firms for selection as auditors of the Company; to make recommendations to the Board on auditing matters; to examine and make recommendations concerning the scope of audits; and to review the terms of transactions between the Company and related entities. The Audit Committee met one time during 1999.


COMPENSATION COMMITTEE

     The Compensation Committee (Messrs. Sokol, McArthur, Jaros and Scott) is authorized to make recommendations to the Board with respect to executive salaries and bonuses, directors' compensation and employee benefits matters. The Compensation Committee met one time during 1999.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Mr. Sokol is Chairman of the Board of Directors of the Company. Mr. McArthur is Senior Vice President, General Counsel and Secretary of the Company. Messrs. Jaros and Scott have not been employees of the Company or otherwise participated in activities constituting compensation committee interlocks or insider participation requiring disclosure under this caption.


EXECUTIVE COMMITTEE

     The Executive Committee (Messrs. Sokol, Peltier, McArthur and Jaros) was established to act for the Board in between regularly scheduled Board meetings. The Executive Committee did not meet during 1999.


            INFORMATION REGARDING NOMINEES FOR ELECTION AS DIRECTORS
                             AND DIRECTORS IN OFFICE

     DAVID L. SOKOL, 43, has been Chairman of HomeServices since its inception in July 1999. He has also been the Chairman of MidAmerican Energy Company since March 1999. Mr. Sokol has been Chairman of MidAmerican Energy Holdings Company ("MidAmerican Holdings") since May 1994 and Chief Executive Officer of MidAmerican Holdings since April 1993. He has been a director of MidAmerican Holdings since 1991 and served as President of MidAmerican Holdings from April 1993 to January 1995. Before his service with MidAmerican Holdings, Mr. Sokol held a variety of senior executive positions in the independent power industry.


     RONALD J. PELTIER, 50, has been President and Chief Executive Officer of HomeServices since its inception in July 1999. He was Chairman, President and Chief Executive Officer of Edina Realty from 1992 to May 1999. Mr. Peltier also serves as a director for the National Association of Realtors, a director for the RELO Network and is a founder and director for the Realty Alliance, a trade group consisting of the nation's leading brokers. Mr. Peltier joined Edina Realty in 1977, became General Sales Manager in 1983, and became Senior Vice President and General Manager in 1991, where he was responsible for all sales operations and long-range planning for Edina Realty.

     STEVEN A. MCARTHUR, 42, has been Senior Vice President, General Counsel, Secretary and a director of HomeServices since its inception in July 1999. He has been Senior Vice President, Mergers and Acquisitions of MidAmerican Holdings since March 1999 and had previously served as Executive Vice President and General Counsel of MidAmerican Holdings from February 1991 to March 1999. From 1988 to 1991, he was an attorney in the Corporate Finance Group at Shearman & Sterling in San Francisco. From 1984 to 1988, Mr. McArthur was an attorney in the Corporate Finance Group at Winthrop, Stimson, Putnam & Roberts in New York.

     JACK W. FROST, 66, has been a director of HomeServices since its inception in July 1999 and President and Chief Executive Officer of J.C. Nichols since February 1, 1990. In 1978, he sold Hardin Stockton, a residential real estate brokerage firm, to Coldwell Banker and, five years later, became the Executive Vice President and National General Manager for Coldwell Banker Residential Group serving in that capacity until 1988. In 1990, Mr. Frost purchased the 75-year-old residential brokerage operation of the J.C. Nichols Company. Mr. Frost is a former Commissioner and Chairman of the Kansas Real Estate Commission.

     R. MICHAEL KNAPP, 48, has been a director of HomeServices since its inception in July 1999 and President and Chief Executive Officer of Iowa Realty since 1991. Prior to 1991, Mr. Knapp held numerous positions at Iowa Realty including General Sales Manager of the residential division and Senior Vice President. Mr. Knapp is an active member of Pacesetters and the Vision Group, two organizations comprised of the top real estate brokers and owners from across the nation.

     GREGORY E. ABEL, 37, has been a director of HomeServices since its inception in July 1999. He has been Chief Executive Officer of MidAmerican Energy Company since March 1999. Mr. Abel held various executive positions at MidAmerican Holdings from 1992 to March 1999, including responsibility for engineering, construction, accounting and various administrative functions. He has been President and Chief Operating Officer of MidAmerican Holdings since March 1998.

     RICHARD R. JAROS, 48, has been a director of HomeServices since its inception in July 1999. Mr. Jaros has also been a director of MidAmerican Holdings since March 1991. Mr. Jaros served as President and Chief Operating Officer of MidAmerican Holdings from January 8, 1992 to April 19, 1993 and as Chairman of the Board from April 19, 1993 to May 1994. Until July 1997, Mr. Jaros was Executive Vice President and Chief Financial Officer of Peter Kiewit Sons' Inc. and President of Kiewit Diversified Group, Inc., which is now Level 3 Communications. From 1990 until January 8, 1992, Mr. Jaros served as a Vice President of Peter Kiewit Sons' Inc. Mr. Jaros serves as a director of Commonwealth Telephone, RCN Corporation and Level 3.


     W. DAVID SCOTT, 38, has been a director of HomeServices since its inception in July 1999. Mr. Scott formed Magnum Resources, Inc., a commercial real estate investment and management company, in October 1994 and has served as its President and Chief Executive Officer since its inception. Before forming Magnum Resources, Mr. Scott worked for America First Companies, Cornerstone Banking Group and the Kiewit Companies. Mr. Scott has been a director of America First Mortgage Investments, Inc., a mortgage REIT, since 1998.


                                   PROPOSAL 2

               RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS


     Proposal 2 is to ratify the appointment of PricewaterhouseCoopers LLP as the Company's independent auditors for the 2000 fiscal year.


     The Board, upon the recommendation of the Audit Committee, has unanimously appointed PricewaterhouseCoopers LLP as the independent accounting firm engaged to audit the financial statements of the Company for the 2000 fiscal year. A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting and will be available to respond to appropriate questions and will have an opportunity to make a statement if desired.


     The approval of a majority of the Voting Stock present in person or by proxy, and entitled to vote, at the Annual Meeting is required for approval of Proposal 2. A quorum equal to the majority of the outstanding Voting Stock must be present in person or by proxy at the Annual Meeting in order to vote on Proposal 3. If no instructions are provided in a proxy, it will be voted FOR the approval of Proposal 2.


     THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THIS PROPOSAL.


                                  OTHER MATTERS


     The Board knows of no other matters which are likely to be brought before the Annual Meeting. However, if any other matters are brought before the Annual Meeting, the proxy-holders will vote proxies granted by Stockholders in accordance with their best judgment.

          SECURITY OWNERSHIP OF SIGNIFICANT STOCKHOLDERS AND MANAGEMENT

     The following table sets forth certain information with respect to all Stockholders known by the Company to beneficially own more than 5% of either class of the Voting Stock, and certain information with respect to the beneficial ownership of each director and the five most highly compensated executive officers of the Company (and all directors and executive officers of the Company, as a group) of Common Stock. All information is as of March 31, 2000, unless otherwise indicated.




                                                                NUMBER OF SHARES
NAME (AND ADDRESS IF REQUIRED)                                    BENEFICIALLY      PERCENTAGE OF
OF BENEFICIAL OWNER                                                OWNED (1)          CLASS (1)
-------------------                                                ---------          ---------
COMMON STOCK:
MEHC .......................................................       6,779,100            75.97%
Ronald J. Peltier ..........................................         303,036             3.32%
R. Michael Knapp ...........................................         162,396             1.81%
W. David Scott .............................................         100,000             1.11%
David L. Sokol .............................................          50,000             0.56%
Steven A. McArthur .........................................          51,000             0.57%
Richard E. Jaros ...........................................          75,000             0.84%
Gregory E. Abel ............................................          50,000             0.56%
Jack W. Frost ..............................................          58,360             0.65%
George Gans III ............................................           8,560             0.10%
Stephen E. Quinlan .........................................          30,360             0.34%
Arne M. Rovick .............................................         108,036             1.21%
Joseph J. Valenti ..........................................           8,860             0.10%
All directors and executive officers as a group (14 persons)       1,025,448

------------
(1) Includes shares which the listed beneficial owner is deemed to have the right to acquire beneficial ownership under Rule 13d-3(d) under the Securities Exchange Act, including, among other things, shares which the listed beneficial owner has the right to acquire within 60 days.

(2) On January 12, 2000, the Company issued 1,500 shares of its Series A Non-Voting Convertible Preferred Stock (the "Preferred Stock") to U.S. Bancorp Piper Jaffray Inc. ("Piper Jaffray") in exchange for 1,500,000 shares of the Registrant's common stock. The exchange of Preferred Stock for common stock enables Piper Jaffray, which is an affiliate of U.S. Bancorp, to satisfy the Bank Holding Company Act of 1956 requirements that a bank holding company and its affiliates own less than 5% of the voting stock of a publicly traded corporation. Each share of Preferred Stock is convertible into 1,000 shares of common stock at any time at Piper Jaffray's option and is also subject to automatic conversion upon transfer by Piper Jaffray to any person that is not a bank holding company or an affiliate thereof and upon the liquidation of the Registrant the Preferred Stock does not have any voting rights (except as required by law).


COMPENSATION COMMITTEE REPORT

     The Company's executive compensation is determined by the Compensation Committee of the Board. The Compensation Committee usually meets from time to time during the year as may be required and at least once a year in December, at which time salaries with respect to the next fiscal year, and bonuses with respect to the nearly completed year are determined, as well as making recommendations to the Stock Option Committee for stock option or, if applicable, restricted stock grants as long-term incentive compensation and making other determinations or recommendations with respect to employee benefit plans and related matters.

     The Compensation Committee believes that compensation of the Company's key executives should be sufficient to attract and retain highly qualified and productive personnel and also to provide meaningful incentives for enhanced productivity and superior performance. It is the policy of the Company that the three primary components of the Company's total compensation package (salary, bonuses and grants of stock options or, if applicable, restricted stock) will be considered in the aggregate in determining the amount of any one component. The Company seeks to reward achievement of long and short-term individual performance goals, viewed in the context of both individual realty company and overall Company performance. The Compensation Committee's criteria for assessing executive performance in any year is inherently subjective and not subject to specific enumeration of factors, relative weighting or formulae calculations. The Company did not specifically use any companies in the same industry as a basis for comparison when establishing executive compensation.


     During 1999, the Company's executive compensation generally included a base salary, cash bonuses and long-term incentive compensation in the form of stock options awarded under the Company's Equity Incentive Plan, all dependent on subjective evaluations of performance as noted above. The cash bonus compensation of executives is designed to compensate executives for the Compensation Committee's assessment of superior performance and meritorious and diligent individual efforts, and such assessments usually relate to individual and unique goals and, in part, also recognize the individual executive's level of commitment (demonstrated by subjective factors) to the Company's long-term success. The long-term incentive option grants recommended by the Compensation Committee and implemented by the Stock Option Committee are intended to align the interests of employees and Stockholders and thereby to motivate executives as equity owners to contribute at superior levels in the future and to allow them to share in increased value developed for Stockholders generally.


     The Company's President and Chief Executive Officer, has an existing employment agreement with the Company which has a term of five years (ending May 2003 unless extended). Mr. Peltier's employment agreement provides for a base salary of $350,000 per annum and is also eligible to receive a target award of 30% of base salary, with a maximum award equal to 45% of base salary for each of the fiscal years during which he is employed. The employment contract also provides for the payment of three years base salary and target awards equal to the average annual target awards made to him under the agreement prior to the event of termination without cause.


     At its December 16, 1999 meeting, the Compensation Committee determined to award Mr. Peltier a cash bonus of $200,000 in order to reflect Mr. Peltier's superior performance and significant accomplishments during the year. In addition, at the Compensation Committee's December 16, 1999 meeting, the Compensation Committee authorized salary increases, cash bonuses and, if applicable, recommendations for stock option grants to other executives commensurate with the Compensation Committee's subjective assessment of their relative individual performance.


     In reviewing Mr. Peltier's compensation, the Compensation Committee subjectively considered Mr. Peltier's significant contribution to the management of the Company during the year, including: successfully negotiating, structuring and executing the acquisitions of the Long Realty, Paul Semonin Realtors and Champion Realty companies, successfully implementing the IPO and initiating E-commerce activities. Mr. Peltier contributed very significantly to these achievements, and the Compensation Committee believes his overall compensation was wholly justified. Section 162(m) of the Internal Revenue Code, enacted in 1993, generally disallows a tax deduction to public companies for compensation over $1 million paid to the chief executive or any of the four other most highly compensated executive officers. However, certain compensation meeting a tax law definition of "performance-based" is generally exempt from this deduction limit. The Company does not currently intend to qualify cash compensation paid to executive officers for deductibility under Section 162(m). Further, in general, the Company does not currently have a policy that requires or encourages the Committee to qualify other types of compensation awarded to executive officers for deductibility under Section 162(m). However, the Company has included provisions in the Employee Stock Option Plan designed to enable option grants made to executive officers affected by Section 162(m) to qualify as "performance-based" compensation if the Committee determines that it is appropriate to make such qualifying grants.


                             COMPENSATION COMMITTEE


                                 David L. Sokol
                               Steven A. McArthur
                                Richard R. Jaros
                                 W. David Scott

PERFORMANCE GRAPH

     The following performance graph shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates such information by reference, and shall not otherwise be deemed filed under such Acts.

     The following graph compares the yearly percentage change in the cumulative weighted average total return on the Company's Common Stock with the cumulative total return assuming reinvestment of dividends of (1) the Russell 2000 Index and (2) an index of comparable peer issuers constructed by the Company. The index of comparable peer issuers is composed of DeWolfe Companies, Grubb & Ellis Company, and Insignia Financial Group, Inc. during the period the Company started trading publicly. In compliance with Securities and Exchange Commission regulations, the returns of each of the comparables have been weighted according to capitalization as of the beginning of the period.



                             HOMESERVICES.COM, INC.


                                            Cumulative Total Return
                                            ------------------------
                                            10/8/99    12/31/99



HOMESERVICES,COM INC.                       100.00     100.00
PEER GROUP                                  100.00      94.94
RUSSELL 2000                                100.00     102.44



                                                            Begin:     10/8/99
                                                       Period End:    12/31/99
HOMESERVICES COM INC                                          End:    12/31/99

                                      Beginning
             Transaction   Closing      No. Of     Dividend    Dividend      Shares      Ending     Cum. Tot.
    Date*       Type       Price**    Shares***    per Share     Paid      Reinvested    Shares      Return
 8-Oct-99       Begin      15.000       6.67                                              6.667      100.00

31-Dec-99        End       15.000       6.67                                              6.667      100.00


*    Specified ending dates or ex-dividends dates.
** All Closing Prices and Dividends are adjusted for stock splits and stock dividends.
***  'Begin Shares' based on $100 investment.

SUMMARY COMPENSATION TABLE

     The following table sets forth the compensation of the Company's five most highly compensated executive officers who were employed as of the last day in 1999. Information is provided regarding these individuals for the last three fiscal years during which they were executive officers of the Company, if applicable.




                                                                                    ALL OTHER
                                       YEAR ENDED       SALARY     BONUS (1)     COMPENSATION (2)
 NAME AND PRINCIPAL POSITIONS (1)     DECEMBER 31,       ($)          ($)              ($)
----------------------------------   --------------   ---------   -----------   -----------------
Ronald J. Peltier,                       1999         350,000     200,000            140,705
President and Chief Executive            1998         325,000     174,988            132,032
Officer of the Company (3)               1997         325,000     129,214              N/A

R. Michael Knapp                         1999         230,166     200,000            142,392
President and Chief Executive            1998         225,000     200,250            162,588
Officer of Iowa Realty                   1997         200,250     203,242              N/A

Jack W. Frost,                           1999         255,750     100,000             4,969
President and Chief Executive            1998         250,000     100,000             2,457
Officer of J.C. Nichols                  1997         250,000       N/A                N/A

Arne M. Rovick,                          1999         255,750     100,000            141,517
Vice Chairman and General                1998         250,000     114,242            132,849
Counsel of Edina Realty                  1997         250,000     133,048              N/A

Joseph J. Valenti,                       1999         179,025     144,900             5,000
President and Chief Executive            1998         250,000     100,435             5,000
Officer of CBSHOME                       1997         129,569       N/A                N/A

----------
(1) Each of the executive officers listed earned their 1998 compensation in their capacities as executive officers of subsidiaries of MidAmerican Realty Services, the predecessor to HomeServices.

(2) Amounts consist of (a) HomeServices' matching contributions to a defined contribution plan of $4,188, $2,457 and $7,344 and $4,188, $4,969 and
      $5,875 for Messrs. Peltier, Frost and Knapp, for 1998 and 1999 respectively, and $5,000 for each of Messrs. Rovick and Valenti for 1998 and 1999 respectively; and (b) long-term compensation earned in the form of a $127,849 and $136,517 credit towards payment of a promissory note for each of Messrs. Peltier, Knapp and Rovick for 1998 and 1999 respectively. In addition, the amount for Mr. Knapp includes HomeServices' contributions totaling $18,886 and $11,314 to a supplemental executive retirement plan in 1998 and 1999 respectively, a $6,400 contribution to a defined contribution plan in 1998 and premiums on his behalf totaling $2,109 for long-term disability insurance in 1998.


(3) Mr. Peltier received compensation in his capacity as Chairman, President and Chief Executive Officer of Edina Realty, the position he held from 1992 to May 1999.

OPTION GRANTS IN LAST FISCAL YEAR


     The following table sets forth options granted to each of the named executive officers of the Company during 1999:




                                                                                              POTENTIAL REALIZED VALUE AT
                                        % OF TOTAL                                              ASSUMED ANNUAL RATES OF
                       SECURITIES         OPTIONS                                            STOCK PRICE APPRECIATION FOR
                       UNDERLYING       GRANTED TO                                                  OPTION TERM(1)
                         OPTIONS         EMPLOYEES       EXERCISE PRICE     EXPIRATION   -------------------------------------
        NAME             GRANTED      IN FISCAL YEAR        ($/SHARE)          DATE         5% ($)        10% ($)      0% ($)
-------------------   ------------   ----------------   ----------------   -----------   -----------   ------------   --------
Ronald J. Peltier     900,000             40.61%               15.00         10/13/09     8,487,000     21,519,000
                       50,000              2.26%                5.89         10/13/09       471,500      1,195,500     455,500

R. Michael Knapp       50,000              2.26%               15.00         10/13/09       471,500      1,195,500
                       50,000              2.26%                5.89         10/13/09       471,500      1,195,500     455,500

Jack W. Frost          50,000              2.26%               15.00         10/13/09       471,500      1,195,500
                       50,000              2.26%                5.89         10/13/09       471,500      1,195,500     455,500

Arne M. Rovick         30,000              1.35%               15.00         10/13/09       282,900        717,300

Joseph J. Valenti      50,000              2.26%               15.00         10/13/09       471,500      1,195,500

----------
(1) As required by the Securities and Exchange Commission ("SEC"), potential values stated are based on the prescribed assumption that the Company's Common Stock will appreciate in value from the date of grant to the end of the option term (ten years from the date of grant) at annualized rates of 5% and 10% (total appreciation of 63% and 159%), respectively, and therefore are not intended to forecast possible future appreciation, if any, in the price of the Company's Common Stock. The total of all stock options granted to employees, including executive officers, during fiscal 1999 was approximately 21% of total shares outstanding during the year. Accordingly, the potential value of such options for all optionees under the prescribed assumptions is approximately 21% of the potential realizable value of all shareholders for the same period under the same assumptions. As an alternative to the assumed potential realizable values stated above, SEC rules would permit stating the present value of such options at the date of grant. Methods of computing present value suggested by different authorities can produce significantly different results. Moreover, since stock options granted by the Company are not transferable, there are no objective criteria by which any computation of present value can be verified. Consequently, the Company's management does not believe there is a reliable method of computing the present value of such stock options and that all assumptions as to annualized appreciation rates are inherently speculative.



                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR END OPTION VALUES


     The following table sets forth the option exercises and the value of in-the-money unexercised options held by each of the named executive officers of the Company at December 31, 1999, calculated as being equal to the difference between the exercise price of the options and the closing price of the Company's Common Stock on the NASDAQ Stock Market of $15 per share on December 31, 1999.




                                                       NUMBER OF SECURITIES
                                                      UNDERLYING UNEXERCISED             VALUE OF UNEXERCISED
                          SHARES                      OPTIONS HELD AT FY END        IN-THE-MONEY OPTIONS AT FY END
                         ACQUIRED       VALUE     -------------------------------   ------------------------------
                       ON EXERCISE     REALIZED    EXERCISABLE     UNEXERCISABLE     EXERCISABLE     UNEXERCISABLE
                      -------------   ---------   -------------   ---------------   -------------   --------------
Ronald J. Peltier           0             0          106,250          843,750          $455,500           $0

R. Michael Knapp            0             0           53,155           46,845           455,500            0

Jack W. Frost               0             0           53,155           46,845           455,500            0

Arne Rovick                 0             0            1,875           28,125                 0            0

Joseph J. Valenti           0             0            3,155           46,845                 0            0

COMPENSATION OF DIRECTORS

     For 2000, directors who are not employees of the Company will be paid an annual retainer fee of $10,000 and a fee of $500 per day for attendance at Board and Committee meetings. Directors who are employees of the Company will not receive such fees.

     Each director of HomeServices has received, as compensation for agreeing to serve as a director, fully vested options to purchase 50,000 shares of common stock at an exercise price equal to $5.89, which was the book value of the common stock on June 30, 1999, after giving effect to the issuance of approximately 677.87 shares of HomeServices' common stock in exchange for each share of common stock of MidAmerican Realty Services Company, which merger occurred on the date of this prospectus.


TERMINATION OF EMPLOYMENT ARRANGEMENTS

     If the employment of Messrs. Peltier, Knapp, Frost, Rovick or Valenti is terminated by the Company for reasons other than good cause or if any of them should resign for good reason, they will be entitled to receive until the third anniversary of the termination date (1) their base salary as in effect as of the termination date at the Company's normal payroll intervals and (2) target awards equal to the average target awards made to them under their respective employment agreements prior to their termination. If such persons were terminated without cause, Messrs, Peltier, Knapp, Frost, Rovick and Valenti would currently be entitled to be paid approximately $1.6 million, $1.3 million, $1.1 million, $1.1 million and $.9 million, respectively, pursuant to thier employment agreements, without giving effect to any tax related provisions.


                     CERTAIN TRANSACTIONS AND RELATIONSHIPS


LEASES WITH RELATED PARTIES

     HomeServices has certain leases with its directors or executive officers, or their affiliated entities. HomeServices believes that the terms of such leases are no less favorable than the terms that could be obtained from non-affiliated parties, though there can be no assurance that this in fact is the case.

     Pursuant to a registration rights agreement, HomeServices has granted to MidAmerican Holdings certain "demand" and "piggyback" registration rights for the registration under the Securities Act of 1933 of the shares of common stock MidAmerican Holdings owns as described below. Under the registration rights agreement, upon MidAmerican Holdings' request, HomeServices is required to use its best efforts to register the shares.

     MidAmerican Holdings is be entitled to request two demand registrations per year of all or any portion of its common stock for so long as it owns at least 5.0% of the common stock of HomeServices. In addition, for so long as MidAmerican Holdings owns at least 5.0% of the common stock of HomeServices, MidAmerican Holdings may request HomeServices to use its reasonable efforts to register shares of common stock held by it in other registrations initiated by HomeServices on its own behalf or on behalf of any other stockholder of HomeServices. All reasonable out-of-pocket costs and expenses, other than underwriting discounts and commissions, of any registration under the registration rights agreement will be paid by HomeServices. The registration rights agreement also contains customary provisions with respect to registration procedures, underwritten offers and indemnification and contribution rights in connection with the registration of common stock on behalf of MidAmerican Holdings.

     HomeServices and MidAmerican Holdings are parties to a services agreement under which MidAmerican Holdings will provide management, advisory, financial, accounting, legal, employee benefit plan and insurance administration and other services to HomeServices. In consideration for these services, HomeServices is required to pay MidAmerican Holdings a monthly fee in an amount equal to $50,000, plus an amount for the reimbursement for all reasonable employee and out-of-pocket costs and expenses incurred by MidAmerican Holdings in connection with providing these services. Out-of-pocket costs and expenses reimbursable to MidAmerican Holdings do not include any mark-up or profit factor for MidAmerican Holdings but do include all indirect costs and an appropriate allocation for overhead costs associated with performing these services. The services agreement will terminate on the earlier to occur of (a) the date HomeServices and MidAmerican Holdings mutually agree to terminate the agreement and (b) the 180th day after MidAmerican Holdings notifies HomeServices that it no longer owns at least 5% of the HomeServices common stock.


     HomeServices are parties to a tax indemnity agreement with MidAmerican Holdings that reflects each party's rights and obligations with respect to payments and refunds of taxes attributable to periods beginning prior to and including the date of completion of the offering. The tax indemnity agreement provides for payments between the two companies for certain tax adjustments made after the offering. HomeServices is required to pay MidAmerican Holdings the amount of taxes attributable to the business and operations of HomeServices and its subsidiaries for any taxable year or period ending on or before the closing of the offering, and MidAmerican Holdings is required to pay HomeServices the amount of tax benefits, including refunds, attributable to the business and operations of HomeServices and its subsidiaries for any taxable year or period ending on or before the closing of the offering, and MidAmerican Holdings is required to pay HomeServices the amount of tax benefits, including refunds, attributable to the business and operations of HomeServices and its subsidiaries for any taxable year or period ending on or before the closing of the offering. For purposes of calculating the payments required to be made, the indemnity agreement requires MidAmerican Holdings to compute its tax liability as if MidAmerican Holdings and HomeServices were two separate tax group filers and as if they were both one consolidated tax group. If MidAmerican Holdings' tax liability as one consolidated group was greater than its tax liability if it were to file separately from HomeServices, then HomeServices would be required under the tax indemnity agreement to pay the difference to MidAmerican Holdings. If, however, its tax liability as one consolidated group was less than its tax liability if it were to file separately from HomeServices, then MidAmerican Holdings would be required to pay the difference to HomeServices. HomeServices is unable to estimate at this time the amount of tax liability that it may be required to pay to MidAmerican Holdings or the amount of tax benefit that it may be entitled to receive from MidAmerican Holdings under the actual terms of the tax indemnity agreement.


SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE


     Based solely upon a review of Forms 3 and 4 and amendments thereto furnished to the Company during its most recent fiscal year and Forms 5 and amendments thereto furnished to the Company with respect to its most recent fiscal year, the Company is not aware of any director, officer or other person subject to Section 16(a) of the Securities Exchange Act in respect of the Company who failed to file on a timely basis, as disclosed in the above Forms, reports required by Section 16(a) of the Exchange Act during the Company's most recent fiscal year or prior fiscal years, except the 1999 late filed Form 4 for MidAmerican Energy Holdings Company which was inadvertently not reported earlier due to a clerical error on the part of the Company.

                             STOCKHOLDER PROPOSALS


     Any proposal which a stockholder intends to present at the 2001 annual meeting of stockholder must be received by the Company not later than December 14, 1999 in order to be considered for inclusion in the proxy statement relating to such meeting. Any such proposals should be directed to the Secretary, HomeServices.Com Inc., 6800 France Avenue South, Suite 600 Edina, Minnesota 55435


                                        By Order of the Board of Directors


                                        /s/ David L. Sokol
                                        ---------------------------------------
                                        David L. Sokol
                                        Chairman of the Board



April 12, 2000
Edina, Minnesota

                             HOMESERVICES.COM INC.
              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
              OF THE COMPANY FOR THE ANNUAL MEETING MAY 17, 2000

     The undersigned hereby appoints David L. Sokol, Ronald J. Peltier and Steven A. McArthur, or any one of them, with full power of substitution, attorneys and proxies of the undersigned, to represent the undersigned and vote all shares of Common Stock par value $0.01, of HomeServices.Com Inc., which the undersigned would be entitled to vote if personally present at the annual meeting of Stockholders to be held at the Marriott City Center, 30 South 7th Street, Minneapolis, Minnesota on May 17, 2000 at 9:00 a.m., local time, and any adjournments thereof, on all matters coming before said meeting and in the following manner:


1. ELECTION OF DIRECTORS:

   [ ]  FOR ALL NOMINEES                [ ]  WITHHOLD AUTHORITY
                                             TO VOTE FOR ALL NOMINEES

WITHHELD FOR THE FOLLOWING ONLY: [WRITE THE NAME OF THE NOMINEE(S) IN THE SPACE
                                  BELOW.]

                         Greg E. Abel     Jack W. Frost


2. PROPOSAL TO RATIFY THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP, CERTIFIED PUBLIC ACCOUNTANTS, AS THE COMPANY'S AUDITORS FOR FISCAL YEAR 2000.

                     FOR            AGAINST           ABSTAIN
                     [ ]              [ ]               [ ]

   COMMENTS/ADDRESS CHANGE: PLEASE MARK COMMENT/ADDRESS BOX ON REVERSE SIDE
                (Continued and to be signed on the reserve side)

        [X]
   PLEASE MARK
   YOUR VOTES
LIKE THIS IN BLUE
   OR BLACK INK

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR ALL NOMINEES" IN ITEM 1 AND "FOR"
ITEM 2.



                                      Signature(s):
                                                   ----------------------------

                                                   ----------------------------

                                      Date:
                                           ------------------------------------
                                      Please sign above exactly as your name or names appear hereon. Joint owners should each sign personally. Corporate proxies should be signed in full corporate name by an authorized officer. Fiduciaries should give full titles as such. PLEASE MARK, DATE, SIGN, AND MAIL PROMPTLY IN THE POSTAGE-PAID ENVELOPE ENCLOSED.